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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in this Form 8-K of our report dated January 29, 1997, except for Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation" as to which the date is August 29, 1997 and
Note V as to which the date is October 27, 1997, on the restated consolidated financial statements of CFX Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996.



                                        Wolf & Company, P.C.


Boston, Massachusetts
December 12, 1997